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                                                                   Exhibit 10.97


                            REAL ESTATE AGREEMENT

     THIS AGREEMENT is made this 9th day of January, 1996, by and between UNITED STATIONERS SUPPLY CO., an Illinois corporation ("Seller") and SEID STREET, LTD., an Ohio limited liability Company ("Purchaser").

     The parties agree as follows:

     1. PREMISES. Seller shall sell to Purchaser and Purchaser shall purchase from Seller, at the price and on the terms and conditions set forth herein, fee simple marketable title (subject to Permitted Exceptions hereinafter defined) in and to certain improved real property, consisting of approximately 24 acres, more or less, together with improvements thereon or attached thereto, including, but not limited to, a certain warehouse/office building of approximately Two Hundred Thirty-Three Thousand (233,000) square feet, and all easements, rights and privileges appurtenant thereto, including all right, title and interest of Seller in and to any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the premises, and all riparian rights, said premises being commonly known as 9450 Allen Drive, Valley View, Cuyahoga County, Ohio, as described in Exhibit A attached hereto and by this reference made a part hereof ("Premises").

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     2.   PURCHASE PRICE.  Purchaser shall pay Seller the sum of Five Million
Nine Hundred Sixty-Eight Thousand Dollars ($5,968,000.00) for the Premises ("Purchase Price"). The Purchase Price shall be paid to Seller as follows:

     (a) Concurrently with the execution of this Agreement, Purchaser shall deposit into escrow with Continental Title Agency Corp. ("Escrow Agent") the sum of Fifty Thousand Dollars ($50,000.00) on account of the Purchase Price (the "Earnest Money"). The Earnest Money will be deposited into an interest-bearing account for the benefit of Purchaser.

     (b) Upon satisfaction of the conditions specified in Section 3(a) and (b) below, Purchaser shall deposit with the Escrow Agent the additional sum of Fifty Thousand Dollars ($50,000.00) on account of the Purchase Price (the "Additional Earnest Money"). The Additional Earnest Money will be added to the interest-bearing account described in Section 2(a) above.

     (c) Purchaser shall pay the balance of the Purchase Price, plus or minus applicable adjustments and prorations, at Closing in cash, cashier's check or wire transfer, as the parties shall agree.

     3. CONDITIONS PRECEDENT TO CLOSING. Purchaser's obligations hereunder are subject to the satisfaction of the following conditions:

     (a) Within forty-five (45) days after the date of this Agreement, Purchaser shall have the right to conduct such


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engineering, environmental, and feasibility studies, including soil tests, borings, drainage tests and similar tests on the Premises as Purchaser deems necessary to determine the suitability of the Premises for Purchaser's proposed use, and Purchaser shall have determined, in its reasonable discretion, that the Premises are suitable for Purchaser's proposed use. Such studies shall be conducted by Purchaser at its sole cost and expense. Seller agrees to allow Purchaser reasonable access to the Premises to conduct such studies. In the event Purchaser is not satisfied, then Purchaser may terminate this Agreement by giving written notice thereof to the Seller and to the Escrow Agent, in which event all funds and documents deposited by the parties with the Escrow Agent or each other shall be returned forthwith to the party who so deposited the same and the parties shall thereupon be released from any further obligations hereunder each to the other. The parties acknowledge, however, that in the event Purchaser is satisfied and/or this condition precedent is waived, nothing contained herein shall be construed as prohibiting Purchaser from reasonable access to the Premises or from conducting additional studies, review and tests after the expiration of the aforesaid 45-day period provided such access shall not interfere with Seller's normal operations in the conduct of its business. Purchaser shall save, defend, indemnify, and hold Seller harmless from and against all claims, lawsuits, judgments, losses, liabilities, or expenses of any kind


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or nature which may be incurred by Seller as the result of Purchaser's examination, tests, or studies on the Premises (excluding the discovery of any preexisting condition on the Premises). The obligations of Purchaser imposed by the preceding sentence shall survive any termination of this Agreement and shall survive Closing;

     (b) Within seventy-five (75) days of the date of this Agreement, Purchaser shall have received a commitment for a first mortgage loan on the Premises in the amount of not less than Five Million Two Hundred Thousand Dollars ($5,200,000.00) or such lesser amount as Purchaser shall accept, with an
interest rate and on terms reasonably acceptable to Purchaser.   If Purchaser
makes a good faith effort but is unable to obtain a commitment for the mortgage loan contemplated herein, or reasonably believes that it cannot comply with the terms and conditions of such commitment, Purchaser will so notify Seller in writing within the time specified, indicating the interest rate and terms which would be acceptable to Purchaser. If Seller is not so notified within said seventy-five (75) days, Purchaser shall for all purposes be deemed to have secured such commitment or to have agreed to purchase the Premises without financing or based upon any mortgage commitment actually obtained. If Seller is so notified, Seller may, at Seller's option, within thirty (30) days after said notice, elect to provide purchase money financing or to secure a mortgage


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commitment on behalf of Purchaser upon the same terms and conditions previously indicated by Purchaser as being acceptable. In such case, Purchaser agrees to furnish Seller all requested credit and financial information and to sign commercially reasonable papers relating to application for such mortgage commitment. If Seller is unable or unwilling to secure such commitment or to accept purchase money financing, this Agreement shall be of no further force and effect, and the Earnest Money shall be returned to Purchaser.

     (c) The conditions of the title to the Premises and survey matters shall have been approved by Purchaser in accordance with the procedure set forth in Sections 11 and 12.

     (d) Prior to Closing, Purchaser shall have received an executed original of Seller's certification of nonforeign status made pursuant to Section 1445 of the Internal Revenue Code and in a form substantially similar to Exhibit B attached hereto and incorporated by this reference;

     (e) Prior to Closing and after satisfaction of the conditions set forth in Sections 3(a) and (b) above, Seller agrees that the Purchaser shall have the right to file, at Purchaser's sole cost and expense, any and all plans required in order to obtain a building permit, zoning or rezoning, subdivision or lot split, or any other approval or permit from any and all governmental authorities having jurisdiction over the Premises.

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Seller agrees that, upon Purchaser's request, Seller shall join in the execution of any application or plat required in order to obtain such permit or approval, and that Seller otherwise shall cooperate with Purchaser with respect to any permit or approval process. Without limiting the foregoing, Seller also agrees that it will not institute any legal proceedings against Purchaser and/or any governmental authority in opposition to any building permit, zoning or rezoning, subdivision, lot split or other approval or permit sought by Purchaser with respect to the Premises.


     (f) Purchaser shall have the periods specified in Sections 3(a) and (b) in which to determine whether the conditions set forth therein are satisfied and, in the case of the condition of title and survey matters, the periods set forth in Sections 11 and 12. If any of such conditions are not satisfied, in the reasonable judgment of Purchaser, Purchaser may terminate this Agreement upon written notice to Seller within the applicable time, (subject to the right of Seller, if it elects, to seek to obtain or provide financing in accordance with Section (3)(b)). Absent such written notice to Seller, Purchaser shall be deemed to have waived all unsatisfied conditions and shall proceed to close this transaction.

     4.   RISK OF CONDEMNATION AND LOSS

     (a) if any governmental entity or any other entity with the power of condemnation gives Seller notice that it intends to


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commence condemnation of or commences condemnation for all or any portion of or interest in the Premises or improvements thereto, Seller shall immediately notify Purchaser of such event. In such event, Purchaser may, at its option within ten (10) days of receipt of such notice from Seller, terminate this Agreement and neither party shall have any further rights or obligations under this Agreement, except as provided in Section 22. Should Purchaser elect not to exercise the foregoing option to terminate this Agreement, Seller shall appoint Purchaser as its agent to conduct all negotiations with the condemning party and, at Closing, shall assign to Purchaser all of its rights against the condemning party or proceeds received from the condemning party. In such case, the sale provided for herein shall be closed without reduction in or adjustment to the Purchase Price.

     (b) All risk of loss or damage to the Premises from fire or other casualty shall remain with the Seller to the date of transfer of title. If, prior to Closing, the Premises or any portion thereof, is totally or partially damaged by any casualty, Seller shall promptly so notify Purchaser, and Purchaser shall, to the extent that the cost of repair of the damage equals or exceeds Fifty Thousand Dollars ($50,000.00), have the right, for a period of ten (10) days after receipt of such notice, to terminate the Agreement by written notice to Seller. If the Agreement is terminated pursuant to this Section 4(b), neither party hereto


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shall be liable to the other hereunder, except for Purchaser's obligations under
Section 3(a) (if still appropriate in light of the scope of damage) and this Agreement shall be null and void. If Purchaser shall not terminate this Agreement or if there shall be damage to the Premises not in excess of Fifty Thousand Dollars ($50,000.00), the parties shall proceed to Closing, in which event Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the cost of restoring the Premises to a condition substantially equivalent to that which existed immediately prior to the occurrence of the casualty (as calculated by a reputable contractor or engineer retained by Purchaser and reasonably acceptable to Seller). Notwithstanding the above, the Closing Date shall be postponed (by no more than sixty (60) days) if Purchaser's mortgagee so requires in order to insure that the provisions of this Section shall be complied with by the parties.

     (c) Seller covenants and agrees to maintain insurance coverage on the Premises in an amount of not less than the Purchase Price through the Closing Date, and to cooperate with Purchaser in the event of the occurrence of any casualty described in Section 4(b).

     5.   TAXES AND ASSESSMENTS:  CLOSING COSTS.

     (a) Real estate taxes, general and special ("Taxes") (and personal property taxes, utilities, and other similar items, if any) shall be prorated between the parties as of the date of


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Closing, such that credits and charges for the Closing Date and all days preceding the Closing Date shall be allocated to Seller, and credits and charges for all days after the Closing Date shall be allocated to Purchaser. The Purchase Price shall be adjusted at the Closing to reflect the prorations.

     (b) If the actual amount of Taxes is not known on the Closing Date, Taxes shall be prorated on the basis of the last available certified duplicates and rates, with Seller and Purchaser re-prorating Taxes upon issuance of the actual tax bills. All special assessments, reassessed assessments, and/or respread Taxes upon the Premises shall be paid out of Seller's funds at Closing.

     (c) If any errors or omissions are made regarding adjustments and prorations as aforesaid, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimations are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

     (d) Seller shall not assign any policies of liability or property damage insurance covering the Premises. No insurance premiums shall be prorated. Purchaser shall pay for recording fees and for one-half of any


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Closing fees, including escrow fees.  Transfer taxes and assessments, deed stamps and one-half of any Closing fees, including escrow fees, shall be paid by Seller. Each party shall pay its own attorneys' fees and all expenses incurred by it other than expenses specifically enumerated in this Section 5.

     6. DEED. Subject to Purchaser's review and acceptance of Title Evidence defined in Section 11 hereinafter, Seller shall convey the Premises to Purchaser by general warranty deed (the "Deed") conveying good and marketable, indefeasible fee simple title to the Premises subject only to the following (collectively the "Permitted Exceptions"):

               a. Building and zoning laws, ordinances, state and federal regulations;

               b.   Current real estate taxes and special assessments;

               c. Rights-of-way, easements, restrictions, reservations and mineral rights of record (which are approved by Purchaser pursuant to Section 11 hereof);

               d. Acts done or suffered or judgments against Purchaser or any person claiming by, through or under Purchaser.


     Such deed shall contain a legal description of the Premises which is based upon and consistent with the survey of the Premises provided for in Section 12.

     In addition to the obligations required to be performed hereunder by Seller at the Closing, Seller agrees to perform such other acts, and/or to execute and deliver to Purchaser such


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further instruments, documents and other materials, as are reasonably requested by Purchaser at or subsequent to Closing in order to effectuate the consummation of the transaction contemplated herein and to vest title to the Premises in Purchaser, including, without limitation, the assignment of all rights of Seller in and to any easements for the benefit of the Premises; provided, however, that the foregoing instruments and other materials, if any, shall not enlarge the scope of Seller's liabilities hereunder.

     7. POSSESSION. Purchaser shall be entitled to possession of the Premises at Closing. The Premises shall be delivered in substantially the same condition of repair and working order as at the date of signing this Agreement, free of debris and in broom-clean condition. If the Premises are not so delivered to Purchaser, Seller agrees to reimburse Purchaser for the cost of making such repairs and cleaning as necessary to achieve such condition of the Premises.

     Prior to Closing, Seller shall have removed from the Premises all personal property stored or in use thereon which belongs to Seller or others that is not to be conveyed to Purchaser under the terms of this Agreement (the "Excluded
Personalty).   If Seller fails to remove such Excluded Personalty prior to
Closing, Purchaser may remove and dispose of such


                                       11

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Excluded Property as it sees fit, and it may recover its costs of doing so from the Seller.

     Purchaser represents that it has investigated the Premises and/or will have further investigated the Premises pursuant to Section 3(a) above to Purchaser's
satisfaction.   Except as otherwise provided in this Agreement, Purchaser agrees that the Premises are being sold in its present condition "AS IS".

     8. CLOSING. The term "Closing" as used in this Agreement means the payment by Purchaser to Seller of the Purchase Price and the delivery by Seller to Purchaser of the Deed. Unless otherwise agreed by the parties, Closing shall take place on July 1, 1996, at 10:00 a.m. Cleveland time. This transaction shall be closed through an escrow that is to be held by Continental Title Agency Corp. (also sometimes referred to herein as the "Title Company"), in accordance with the general provisions of the usual form of escrow agreement then in use by such Title Company for transactions similar to this with such special provisions inserted as may be required to conform with this Agreement. Each party shall execute and deliver on a timely basis afl escrow instructions, deeds, funds, and other documents reasonably necessary to accomplish Closing. In addition to, and not in limitation of, the foregoing:

          a.   On or before the Closing Date, Seller shall execute items (i),
               (ii), (iii) and (iv) below and



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deliver or cause to be delivered to the Title Company all of the items listed below:

                (i) The Deed;

               (ii) Any instruments then required pursuant to Section 6;

              (iii) Title Affidavits, if any, required by the Title Company;

               (iv) Seller's affidavit of non-foreign status, as contemplated by
                    Section 1445 of the Internal Revenue Code of 1986, as amended; and

          b. On or before the Closing date, Purchaser shall deliver or cause to be delivered to Title Company all of the items listed below:

                (i) The balance of the Purchase Price, subject to the prorations as hereinafter provided.


          c. The transactions provided for in this Agreement shall be completed by the Title Company on the Closing Date by doing the following:

                (i) by delivering the Deed to Purchaser by filing the Deed for record in Deed Records of Cuyahoga County, Ohio (which shall be deemed delivery to Purchaser);

               (ii) by causing the issuance of the Title Policy, subject only to the Permitted Exceptions, and forwarding the Title Policy to Purchaser with a copy to Seller;

              (iii) by prorating taxes and assessments, in accordance with
                    Section 5 with respect to the Premises, and paying and charging Purchaser and Seller for those costs and expenses to be paid by Seller and Purchaser pursuant to Section 11;


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               (iv) by delivering to Purchaser the FIRPTA Affidavit executed by
                    Seller;  and

               (v)  by preparing and forwarding to both Purchaser and Seller two
                    (2) signed copies of the Title Company's Settlement Statement setting forth all receipts and disbursements provided for herein.

     Purchaser shall, concurrent with Title Company's performance of the foregoing items, deliver to Seller (or cause to deliver, by instruction to its first mortgagee), in cash or by wire transfer, the Purchase Price less the full amount of Seller's closing costs under Section 5), the payoff of all mortgages, liens or other encumbrances which can be satisfied with the payment of money, and prorations and credits to which Purchaser is entitled.

          d. In the event the Title Company is unable to simultaneously perform all instructions set forth in Section 8(c)(i) through (v) on the Closing Date, the Title Company shall so notify Seller and Purchaser, and shall retain all documents deposited with the Title Company until receipt by the Title Company of written instructions executed by Seller and Purchaser or by a Court of competent jurisdiction.

          e. If either Purchaser or Seller (i) disapproves any condition referred to in this Agreement within the applicable time period and in the manner set forth in the Agreement, or (ii) is otherwise allowed to terminate this Agreement and cancel the


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Escrow, without thereby committing an act of default under this Agreement or the
Escrow and does so, all obligations of the parties under this Agreement shall, except as otherwise set forth, terminate and neither party shall have any further obligation to the other under this Agreement. In such event, Escrow Agent shall return all funds (after deducting its charges, if its charges are to be borne by the party depositing such funds) and documents then in Escrow to the party depositing same, and each party shall promptly return all documents in the possession of such party to the other party. If Escrow fails to close due to a breach of this Agreement by Seller, Seller agrees to promptly direct Escrow
Agent to return the Escrow Deposit to Purchaser.

          f. In the event Escrow fails to close because of failure of Purchaser to comply with its obligations hereunder, the Escrow cancellation charges shall be paid by Purchaser. In the event Escrow fails to close because of failure of Seller to comply with its obligations hereunder, such costs shall be paid by Seller. In the event Escrow shall fail to close for any other reason, such costs shall be divided equally between the parties.

          g. Section 1445 of the Internal Revenue Code provides that the transferee of a United States real property interest must deduct and withhold a tax equal to ten percent (10%) of the amount realized by the transferor on the disposition, if the


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transferor is a foreign person.  Seller is not a foreign person, and the
"FIRPTA" certification will be provided to Purchaser as provided for in Section 3(c) hereinabove.

     9. BROKERS. Purchaser warrants to Seller that, other than The Galbreath Company ("Galbreath"), no person or other entity of any sort is entitled to any commissions or other fees, broker's fee, finder's fee, or other payment by reason of the action of Purchaser in connection with this transaction, Seller warrants to Purchaser that, other than Grubb & Ellis ("Grubb"), no person or other entity of any sort is entitled to any commission, broker's fee, finder's fee, or any other payment by reason of the action of Seller in connection with this transaction. Upon and in the event of Closing, Seller shall pay a commission to Grubb in the total amount of One Hundred Thirty-Two Thousand Dollars ($132,000.00). Purchaser shall be responsible for any and all commission to be paid to Galbreath upon and in the event of Closing. Each party shall hold harmless, indemnify, and defend the other from and against all claims by parties other than The Galbreath Company and Grubb & Ellis for commissions or other fees which arise from or are based upon the actions of the indemnifying party and which constitute a violation of the indemnifying party's warranty contained in this Section 9.


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     10.  DEFAULT.  If Purchaser fails to close this transaction when and as required hereby, Seller may terminate this Agreement, in which case Seller shall be entitled to all remedies as Seller may have at law or in equity. If Seller fails to close this transaction in accordance with its terms, Purchaser may terminate this Agreement. The foregoing remedy shall be in addition to any other remedy Purchaser may have at law or in equity, including but not limited to the right of specific performance.

     11.  TITLE COMMITMENT; DEFECTS.

          a. The Seller shall cause the Title Company to issue and deliver its commitment (the "Commitment") for issuance of an ALTA owner's policy (Form B - revised 10-17-70) of title insurance covering the Premises in the full amount of the Purchase Price, which Commitment shall show marketable fee simple title to the Premises to be good in Seller. The Commitment shall show the results of a special tax search of the Premises. Copies of the Commitment, together with copies of each document affecting title to the Premises, shall be delivered to Purchaser not later than twenty (20) days after the date of this Agreement. The cost and expense of the Commitment shall be borne by the Seller.

          b.  The Commitment and the Survey (as hereinafter defined in Section
12) are referred to as the "Title Evidence". Purchaser shall notify Seller of Purchaser's disapproval of any


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matter contained in the Title Evidence within ten (10) days after Purchaser's receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage. If the Title Evidence is not satisfactory to Purchaser (Collectively, "Defects"), those Defects shall, as a condition to Purchaser's obligations under this Agreement, be cured or removed from the Title Evidence within thirty (30) days after notice to Seller of the item of Title Evidence disclosing the Defects, or at Closing if the Defects consist of mortgages, other security instruments or monetary liens that Seller intends to discharge and cancel at the Closing out of the Purchase Price. If Seller elects not to cure and remove all Defects, this Agreement may be terminated, at Purchaser's election, by written notice given to Seller within five (5) days after expiration of the period allowed for cure or Purchaser may, at Purchaser's sole election, proceed to close this transaction notwithstanding any Defects. Upon termination, the parties will be release from further liability hereunder, except for Purchaser's obligations, if any, under Section 3.

          c. Notwithstanding any provision of this Section 11 to the contrary, Seller shall have the obligation, on or prior to the Closing Date, to secure releases, discharges, or satisfactions, or otherwise cure at no cost to Purchaser, any Defect which is a lien for the payment of money only (except real


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estate taxes and assessments which shall be prorated in accordance with Section
5), including, without limitation, all mortgages, any lien or encumbrance which may be released or discharged by the payment of a definite sum of money or any exception to title which arose after the date of this Agreement as the result of the act or violation of Seller or anyone claiming by, from, through or under Seller.

          d. It shall be a condition precedent to Purchaser's obligation to consummate the transaction contemplated hereby that the Title Company can and will, upon filing the instruments of conveyance of record, issue its ALTA owner's fee policy (Form B revised 10-17-70) of title insurance (the "Title Policy") in the full amount of the Purchase Price, at standard rates, insuring Purchaser as the owner in fee simple of the Premises subject only to the Permitted Exceptions, and without the exception for certain of the standard printed exceptions (encroachments, overlaps, boundary line disputes, or any other matters which would be disclosed by an accurate survey or inspection of the Premises, easements or claims of easements not shown by the public records, or any lien or right to a lien for services, labor, or materials furnished to the Premises, imposed by law, and not shown by the public records), unless and except to the extent that any such matters included in the so-called standard printed exceptions have been approved or waived by Purchaser.


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The Title Policy shall also affirmatively insure:  (i) Purchaser's right to use any appurtenant easements in accordance with their terms and conditions; (ii) contiguity of the parcels described in Exhibit "A" (if more than one parcel);
(iii) that the Premises has the benefit of full and free ingress and egress, both pedestrian and vehicular, to and from a public highway, either directly or by a perpetual easement; and (iv) that the Premises is zoned for its intended purpose of an office, warehousing and distribution facility. Seller agrees to execute and deliver to the Title Company such affidavits and instruments as may be reasonably required to permit the Title Company to issue Purchaser's Title Evidence in the form required by this subsection and to provide a copy of such affidavits and instruments to Purchaser. The parties hereto agree that the Seller shall bear all of the cost of the Title Policy.

          e. Notwithstanding the foregoing, in no event shall the Closing take place later than September 1, 1996, unless a later date shall be mutually agreed upon by Seller and Purchaser.

     12. SURVEY. Within sixty (60) days after the date of this Agreement, Seller shall cause a registered surveyor or professional engineer to prepare a survey (the "Survey") in form sufficient to enable the Title Company to delete from the Title Policy the so-called standard exception for matters disclosed by an accurate survey. If Purchaser so requests, a perimeter legal


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description of the Premises as prepared by such surveyor or engineer shall be used to describe the Premises in the Deed. The cost and expense of such survey shall be borne by the Seller.

     The Survey shall include:

          (a)  a full metes and bounds legal description of the Premises;

          (b) identification of all perimeter lines with distance, angles and monuments either set or found at each corner;

          (c) a statement of the total acreage contained in the Premises and specifically identifying the portion of the Premises and the acreage thereof in any public highway, right-of-way or dedicated street;

          (d) identification of all streets adjacent to the Premises, and further identification of all right-of-way lines, including for both their respective distance from the nearest intersection streets;

          (e)  identification of all curb cuts, driveways and fences;

          (f)  the location of all structures and improvements on the Premises;

          (g) identification of all utility lines servicing the Premises (including sewer, gas, electric and telephone), together with the recording information of all easements over private property through which such lines pass between the Premises and a properly dedicated and accepted street;

          (h) identification of all easements and rights-of-way either of record or visible on the ground which either benefit or burden the Premises, indicating for each recording information as to the volume and page of recording and date of recording, or stating that the easement is unrecorded;

          (i) identification of all front, rear and side building set-back lines;


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          (j)  identification of all encroachments of the Premises onto adjoining land and all encroachments onto the Premises by improvements on adjoining land, or a positive statement that no encroachment exists;

          (k) the point of beginning of the legal description and the true point of beginning of the Premises and all calls of the legal description between them; and

          (l) a statement that no portion of the Premises is located within a flood plain or flood way area as designated by the U.S. Department of Interior, or indicating which portions are located within such flood plain or flood way.

In the event the Survey discloses any encroachments, overlaps, boundary line disputes or any other matter affecting title to the Premises or which violates any law, rule, or regulation, such matter(s) shall be considered to be a Defect(s) and the relative rights and obligations of the parties with respect thereto shall be governed by the provisions of Section 11(b) hereof.

     13.  ENVIRONMENTAL MATTERS.

          a. Purchaser shall cause a reputable environmental evaluation and/or consulting firm (the "Consultant") selected by Purchaser to conduct an environmental inspection and audit of the Premises (the "Audit"). The cost and expense of such Audit shall be borne by Purchaser. Purchaser and Seller shall cooperate to insure that the Audit is performed as soon as practicable and is completed no later than thirty-five (35) days from execution of this Agreement, and shall assist the Consultant in designing the


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

parameters of the Audit which shall include without limitation a view of the Premises, inquiry into present and past uses of the Premises, review of records of the United States Environmental Protection Agency, the Ohio Environmental Protection Agency, or other governmental entity having jurisdiction relating to environmental matters, field observations, determination of the integrity of any above-ground and underground storage or process tanks, and such additional investigation and testing as Purchaser and the Consultant shall agree are appropriate to determine if the Premises has been contaminated by, or contains any pollutant, industrial or other waste, or toxic or hazardous waste, substance or material, including but not limited to those defined, registered or listed as such pursuant to the Ohio Revised Code, Comprehensive Environmental Response Compensation and Liability Act or the Toxic Substances Control Act and any lead paint, asbestos or asbestos-containing material ("environmental condition"). In addition to providing any information reasonably requested by the Consultant, Seller shall cooperate with Purchaser and the Consultant throughout the course of the Audit and shall cooperate in any other way reasonably requested by Purchaser or the Consultant. Promptly upon completion of the Audit, the Consultant shall deliver a copy of the Audit to Purchaser. The report shall certify that an appropriate inquiry was made into the previous ownership and uses of the Premises consistent with good commercial and customary practices, in an effort to minimize possible liability of Purchaser for an environmental condition.

          b. Purchaser shall have until 5:00 p.m. on the forty-fifth (45th) day from execution of this Agreement to accept or reject said Audit. If Purchaser rejects said Audit, Purchaser shall have the right to terminate this Agreement by giving Seller notice of such termination on or before 5:00 p.m. on such date. Thereafter, neither of the parties hereto shall be liable to the other hereunder and this Agreement shall be null and void except for Purchaser's obligations, if any, under Section 3(a). If Purchaser fails to terminate this Agreement within such forty-five (45) days or fails to complete or have the Audit completed within forty-five (45) days after the date hereof, then Purchaser shall be deemed to have accepted the environmental status of the Premises and this transaction shall proceed to Close in accordance with the terms and conditions contained herein.

          c. If required by Purchaser or its mortgagee, such Audit shall be updated (the "Update") by the Consultant at or prior to the Closing. If an adverse change has occurred between the date of the Audit and the completion of the Update, Purchaser shall have the rights afforded to it pursuant to Section 13(b) hereinabove.

     14. ENVIRONMENTAL REPRESENTATIONS. As an inducement to Purchaser to purchase the Premises, Seller hereby represents to Purchaser that, to the best of Seller's knowledge:

          (a) Seller has not caused and will not cause, and there never has occurred during the time Seller has occupied the Premises, the release of any "hazardous substance" on the Premises as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

          (b) Seller has not caused any lead paint, asbestos or asbestos-containing material to be placed on or under the Premises;

          (c) There are no underground storage tanks on or under the Premises;

          (d) The Premises are not subject to any federal, state, or local "Superfund" lien, proceeding claim, liability or action, or the threat or likelihood thereof, for the cleanup, removal, or remediation of any such "hazardous substance" from the Premises;

          (e) Seller has at all times complied with all applicable federal, state, and local environmental laws and regulations applicable to the Premises and the operations conducted thereon.

     15.  ADDITIONAL SELLER'S WARRANTIES AND REPRESENTATIONS.

          a. Seller hereby represents and warrants to Purchaser that, on the date hereof:

               (i) Seller is a Illinois corporation, duly organized and validly existing under the laws of the State of Illinois.

              (ii) Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The Board of Directors of Seller has approved this Agreement and the transactions contemplated herein.

             (iii) To the best of Seller's knowledge, there are no outstanding written or oral leases covering or in any way affecting the Premises that will survive the Closing, and no person or entity has any right to acquire the Premises (whether by option to purchase, contract, or otherwise).

              (iv) Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute a violation of or be in conflict with or constitute a default under any term or provision of any agreement or instrument to which Seller is a party or by which the Premises or any part thereof is bound.

               (v) To the best of Seller's knowledge, there are no service or maintenance contracts or other agreements of any type whatsoever affecting the Premises, which cannot be terminated by Purchaser on thirty (30) days notice.

              (vi) Seller has received no notices nor to Seller's best knowledge are there any legal or administrative proceedings or other legal or governmental actions with respect to the Premises which have been commenced or threatened.

             (vii) Seller has not requested, given its consent for or otherwise received notice of any pending zoning variance or change with respect to the Premises.

            (viii) The Premises are free from mechanics' liens or the possibility of the rightful filing thereof.

              (ix) Any information with respect to the Property that Seller has delivered to Purchaser is true and complete in all material respects.

          b. Seller shall notify Purchaser of facts of which it hereafter may receive notice which would cause any of the warranties and representations contained in this Agreement to be untrue on the Closing Date. All of the foregoing representations and warranties shall survive the Closing and shall not be merged into the Deed.

     16.  PURCHASER'S WARRANTIES AND REPRESENTATIONS.

          a. Purchaser hereby represents and warrants to Seller that, on the date hereof:

               (i) Purchaser is an Ohio limited liability company organized and duly formed under the laws of the State of Ohio.

              (ii) Purchaser has full power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

             (iii) Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute a violation of or be in conflict with or constitute a default under any term or provision of any agreement or instrument to which Purchaser is a party or by which the Premises or any part thereof are bound.

     17. ASSIGNMENT. Neither this Agreement nor any rights arising under it may be assigned or mortgaged by either party without the prior written consent of the other party, and any attempt to transfer this Agreement or any rights or interests arising hereunder, by operation of law or otherwise, without such consent shall be void and of no force or effect,

     18. MODIFICATION WAIVERS. No part of this Agreement may be amended or modified without the express written consent of both parties. Neither party shall be held to have waived any of its rights hereunder except by delivery of a written instrument expressing a clear and specific intent to waive such right.

     19. NOTICES. Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to be effective and to have been duly given or made if given by any of the following methods:

          (a) On first attempted delivery, if deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, or hand delivered, respectively addressed as follows:

               To Purchaser:

                    Seid Street, Ltd.
                    320 Wood Ridge
                    Aurora, Ohio  44202
                    Attn:  Roger Seid, Member

                    Telephone number: (216) 562-7343

               with copy to:

                    Kenneth B. Liffman, Esq.
                    McCarthy, Lebit, Crystal
                         & Haiman Co., L.P.A.
                    1800 Midland Building
                    101 Prospect Avenue, West
                    Cleveland, Ohio  44ll5
                    Telephone Number:  (216) 696-1422
                    Telecopy Number:  (216) 696-1210

               To Seller:

                    United Stationers Supply Co.
                    2200 East Golf Road
                    Des Plaines, IL 60016-1267
                    Attention: Exec. Vice President and CFO
                    Telecopy number (708)* 699-4716
                    Telephone number (708)* 699-5000, Ext. 2135

               with copy to:

                    Otis H. Halleen General Counsel
                    2200 East Golf Road
                    Des Plaines, IL 60016-1267
                    Telecopy number (708)* 699-3193
                    Telephone number (708)* 699-5000, Ext. 2309

      *EFFECTIVE JANUARY 20, 1996, AREA CODE WILL BE (847)

          (b) Sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

          (c) Sent via any electronic communications method, provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the addressee listed above, provided, if this method is used, the party shall immediately follow such notice with a second notice in the method set forth in (a) or (b) above.

     20. ENFORCEMENT AND ATTORNEYS' FEES. In the event suit or other action is instituted to enforce or interpret any of the terms or obligations under this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees from the other party as determined by the court.

     21. INTEGRATION. This Agreement contains the entire agreement of the parties concerning the subject hereof, including all oral understandings or agreements, and there are no collateral understandings or agreements or representations or warranties not expressly included herein.

     22. SURVIVAL. All representations and warranties made herein shall be true and correct as of Closing and shall survive Closing. All obligations of either party to hold harmless, indemnify, or defend the other party shall survive Closing.

     23.  TIME.  Time is of the essence of this Agreement.

     24. TAX REPORTING. The parties hereby designate the Escrow Agent to serve as "Real Estate Broker", as defined in Section 6045 of the Internal Revenue Code as amended, for the purpose of making such reports and filing such returns as shall be required thereunder from time to time.

    25. TITLE COMPANY. It is hereby agreed that Continental Title Agency Corp., 605 Bond Court Building, Cleveland, Ohio 44ll4, shall act as Title Company and Escrow Agent in regard to this transaction, and this Agreement shall constitute instructions to said Title Company both as to Title Company and Escrow Agent subject to the terms and conditions of its regular and usual printed form of acceptance, insofar as such terms and conditions are applicable to and are consistent with this Agreement. In the event of any inconsistency between such acceptance and this Agreement, this Agreement shall control. In addition, the Title Company agrees to assume full responsibility for compliance with subsection (e) of Section 6045 of the Internal Revenue Code of 1986 ("I.R.C."), by filing a return in accordance with subsection (a) of Section 6045 I.R.C., and a statement under subsection (b) of Section 6045 I.R.C., with respect to this transaction. After receipt of a copy of this Agreement and acceptance of these terms by the Title Company, the Title Company shall acknowledge its acceptance of these terms and its agreement with this Section 24 by delivering to the Seller and the Purchaser, forthwith, a signed and dated copy of the document attached hereto and referred to as "Acknowledgment of Title Company".

    26. FURTHER ASSURANCES. Provided it does not enlarge the liabilities of the parties hereunder, the Seller and Purchaser both agree that each one, at any time and from time to time upon request of the other, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the conveyance of the Premises by the Seller, its successors and assigns to the Purchaser, its successors and assigns.

    27. SECTION HEADINGS. All section headings and other titles and captions herein are for convenience only, do not form any substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions hereof or thereof.

    28. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Ohio.

    29. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors, personal representatives and assigns; provided, however, that nothing contained herein shall be construed as waiving the restriction against assignment set forth in Section 16 hereinabove.

     IN WITNESS WHEREOF, the parties have executed multiple counterparts of this Agreement, each of which shall be deemed an original thereof, as of the date first above written.


SELLER:                            PURCHASER:

UNITED STATIONERS SUPPLY CO.       SEID STREET, LTD., an Ohio
                                   Limited Liability Company
By:  /S/ Daniel H. Bushell
     ---------------------
     Daniel H. Bushell             By:  /S/ Roger Seid
     Executive Vice President           --------------
     and CFO                            Roger Seid, Member







                         ACKNOWLEDGMENT
                               OF
                          TITLE COMPANY

          The undersigned hereby acknowledges receipt of that certain Agreement between United Stationers Supply Co. and Seid Street, Ltd. and agrees to be bound by the terms of said Agreement as they pertain to the responsibilities and obligations of the Title Company set forth in said Agreement.


                              CONTINENTAL TITLE AGENCY CORP.

Dated:   January 9, 1996      By
      ------------------         ---------------------------